FOR IMMEDIATE RELEASE	August 14, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION LEASED TO FEDEX GROUND AT THE FORT WORTH ALLIANCE AIRPORT

Freehold, New Jersey….August 14, 2015 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 304,608 square foot industrial building located in the Fort Worth Alliance Airport at 2701 Texas Longhorn Way, Fort Worth, Texas at a purchase price of $35,300,832. The property is net-leased for 15 years to FedEx Ground Package System, Inc., a Delaware corporation. The building is situated on approximately 44.2 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this brand new Class A built-to-suit distribution center leased for 15 years to FedEx Ground. The Fort Worth Alliance Airport is the world's first 100% industrial airport and represents one of the largest inland ports in North America. Our 304,608 square foot fully-automated facility is situated right off of the runway and is immediately adjacent to FedEx Express’ 600,000 square foot Southwest Regional Hub.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety-one properties located in twenty-eight states, containing a total of approximately 14 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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